Exhibit 3.2

New Jersey Division of Revenue

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(For Use by Domestic Profit Corporation)

Pursuant to the provisions of Sections 14A:9-2 (4) and 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Amended and Restated Certificate of Incorporation, dated April 16, 2021:

1.	The name of the Corporation is: MyMD Pharmaceuticals, Inc.

2.

The following amendment to the Amended and Restated Certificate of Incorporation was approved by the directors of the Corporation on the 15th day of April, 2021 and thereafter duly adopted by the shareholders of the Corporation on the 15th day of April, 2021.

Resolved that Article IV of the Amended and Restated Certificate of Incorporation be amended by adding the following new paragraph:

“Effective as of 4:05 p.m., New York time, on April 16, 2021 (the “Effective Time”) each share of the Corporation’s common stock, no par value per share (the “Old Common Stock”), either issued or outstanding or held by the Corporation as treasury stock, immediately prior to the Effective Time, will be automatically reclassified as (without any further act) into a smaller number of shares such that each two (2) shares of Old Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock, no par value per share, of the Corporation (the “New Common Stock”), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation (the “Reverse Stock Split”). The Board of Directors shall make provision for the issuance of that number of fractions of New Common Stock such that any fractional share of a holder otherwise resulting from the Reverse Stock Split shall be rounded up to the next whole number of shares of New Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of the Old Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of the New Common Stock into which such shares of Old Common Stock shall have been reclassified plus the fraction, if any, of a share of New Common Stock issued as aforesaid.”

3.	The total number of shares entitled to vote thereon was: 16,725,821.

4.	The number of shares voting for and against such amendment is as follows:

Number of Shares Voting for Amendment: 8,002,756	Number of Shares Voting Against Amendment: 136,809

5.	The number of outstanding shares of each class or series entitled to vote thereon as a class, was: 16,725,821. Such shares include shares of common stock and outstanding shares of Series D Convertible Preferred Stock voting together with the holders of common stock, on an as-converted basis, as a single class with the common stock.

6.	The number of shares voting for and against such amendment as a class is as follows:

Number of Shares Voting for Amendment: 8,002,756	Number of Shares Voting Against Amendment: 136,809

7.	This amendment provides for the reclassification of the Corporation’s shares of common stock, as set forth under Item 2 above.

8.	This Certificate of Amendment shall be effective on April 16, 2021, at 4:02 p.m.

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AKERS BIOSCIENCES, INC.

By:	/s/ Christopher C. Schreiber
Name:	Christopher C. Schreiber
Title:	President

Dated this 15th day of April, 2021